Exhibit 10.4

RECEIVABLES SALE AGREEMENT
Dated as of November 6, 2025

among
VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO,
as Originators,
SINCLAIR TELEVISION GROUP, INC.,
as Master Servicer,
and
SINCLAIR FINANCE SPV, LLC,
as Buyer

CONTENTS
Clause          Subject Matter    Page
SECTION 1.1 Agreement To Purchase and Sell    2
SECTION 1.2 Timing of Purchases.    3
SECTION 1.3 Consideration for Purchases    4
SECTION 1.4 Purchase and Sale Termination Date    4
SECTION 1.5 Intention of the Parties    4
ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE
SECTION 2.1 Purchase Report    4
SECTION 2.2 Calculation of Purchase Price    5
ARTICLE III
CONTRIBUTIONS AND PAYMENT OF PURCHASE PRICE
SECTION 3.1 Initial Contribution of Receivables and Initial Purchase Price Payment.    5
SECTION 3.2 Subsequent Purchase Price Payments    6
SECTION 3.3 Settlement as to Specific Receivables and Dilution.    7
ARTICLE IV
CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS
SECTION 4.1 Conditions Precedent to Initial Purchase    8
SECTION 4.2 Certification as to Representations and Warranties    9
SECTION 4.3 Additional Originators    10
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS
SECTION 5.1 Due Organization and Qualification    10
SECTION 5.2 Power and Authority; Due Authorization    12
SECTION 5.3 No Conflict or Violation    12
SECTION 5.4 Governmental Approvals    12
SECTION 5.5 Valid Sale    13
SECTION 5.6 Binding Obligations    13
SECTION 5.7 Accuracy of Information    13
SECTION 5.8 Litigation and Other Proceedings    13
SECTION 5.9 No Material Adverse Effect    14
SECTION 5.10 Names and Location    14
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SECTION 5.11 Margin Regulations    14
SECTION 5.12 Eligible Receivables    14
SECTION 5.13 Credit and Collection Policy    14
SECTION 5.14 Investment Company Act    14
SECTION 5.15 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions    14
SECTION 5.16 Financial Condition    15
SECTION 5.17 Taxes    15
SECTION 5.18 ERISA.    15
SECTION 5.19 Plan Assets    16
SECTION 5.20 Bulk Sales Act    16
SECTION 5.21 No Fraudulent Conveyance    16
SECTION 5.22 Ordinary Course of Business    16
SECTION 5.23 Perfection Representations    16
SECTION 5.24 Additional Perfection Representations    17
SECTION 5.25 Reliance on Separate Legal Identity    18
SECTION 5.26 Opinions    18
SECTION 5.27 Enforceability of Contracts    18
SECTION 5.28 Nature of Pool Receivables    18
SECTION 5.29 Compliance with Laws    18
SECTION 5.30 Servicing Programs    18
SECTION 5.31 The Lock-Boxes and Originator Accounts.    18
SECTION 5.32 Buyer Tax Status    19
SECTION 5.33 Sinclair Credit Agreement    19
SECTION 5.34 No Purchase and Sale Termination Event, Unmatured Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination    19
SECTION 5.35 Other Transaction Documents    19
SECTION 5.36 Subordinated Notes. .    19
ARTICLE VI
COVENANTS OF THE ORIGINATORS
SECTION 6.1 Covenants    19
SECTION 6.2 Separateness Covenants    28
ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES
SECTION 7.1 Rights of the Buyer    29
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SECTION 7.2 Responsibilities of the Originators    29
SECTION 7.3 Further Action Evidencing Purchases    30
SECTION 7.4 Application of Collections    30
SECTION 7.5 Performance of Obligations    31
SECTION 7.6 Originator Account Arrangements    31
ARTICLE VIII
PURCHASE AND SALE TERMINATION EVENTS
SECTION 8.1 Purchase and Sale Termination Events    31
SECTION 8.2 Remedies.    32
ARTICLE IX
INDEMNIFICATION
SECTION 9.1 Indemnities by the Originators    33
ARTICLE X
MISCELLANEOUS
SECTION 10.1 Amendments, etc.    36
SECTION 10.2 Notices, etc    36
SECTION 10.3 No Waiver; Cumulative Remedies    37
SECTION 10.4 Binding Effect; Assignability    37
SECTION 10.5 Governing Law    38
SECTION 10.6 Costs, Expenses and Taxes    38
SECTION 10.7 SUBMISSION TO JURISDICTION    39
SECTION 10.8 WAIVER OF JURY TRIAL    39
SECTION 10.9 Captions and Cross References; Incorporation by Reference    39
SECTION 10.10 Execution in Counterparts    39
SECTION 10.11 Acknowledgment and Agreement    40
SECTION 10.12 No Proceeding    40
SECTION 10.13 Mutual Negotiations    41
SECTION 10.14 Joint and Several Liability    41
SECTION 10.15 Severability    41

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SCHEDULES
Schedule I    List and Location of Each Originator
Schedule II    Location of Books and Records of Originators
Schedule III    Trade Names
Schedule IV    Notice Addresses
Schedule V    Actions/Suits

EXHIBITS
Exhibit A    Form of Purchase Report
Exhibit B     Form of Subordinated Note
Exhibit C    Form of Joinder Agreement

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THIS RECEIVABLES SALE AGREEMENT, dated as of November 6, 2025 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into among the VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO (the “Originators” and each, an “Originator”), SINCLAIR TELEVISION GROUP, INC., a Maryland corporation, as initial Master Servicer (as defined below) (“Sinclair”), and SINCLAIR FINANCE SPV, LLC, a Delaware limited liability company (the “Buyer”).
DEFINITIONS
Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Article I of the Receivables Financing Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”), among the Buyer, as borrower, Sinclair, as initial Master Servicer (in such capacity, the “Master Servicer”), the Persons from time to time party thereto as lenders and Wells Fargo Bank, N.A., as Administrative Agent. All references hereto to months are to calendar months unless otherwise expressly indicated. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term. Unless the context otherwise requires, the following terms have the meanings indicated below:
“Holder” has the meaning given in Exhibit B.
“Senior Interest Holders” has the meaning given in Exhibit B.
“Senior Interests” has the meaning given in Exhibit B.
“Subordinated Note” has the meaning given in Section 3.1(b).
“Subordination Provisions” has the meaning given in the Subordinated Note.
RECITALS
WHEREAS, the Buyer is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by Sinclair (the “Contributing Originator”);
WHEREAS, the Originators generate Receivables in the ordinary course of their businesses;
WHEREAS, the Originators wish to sell and/or, in the case of the Contributing Originator, contribute Receivables and the Related Rights to the Buyer, and the Buyer is willing to purchase and/or accept such Receivables and the Related Rights from the Originators, on the terms and subject to the conditions set forth herein;
WHEREAS, the Originators and the Buyer intend each such transaction to be a true sale and/or, in the case of the Contributing Originator, an absolute contribution and conveyance of
Receivables Sale Agreement

Receivables and the Related Rights by each Originator to the Buyer, providing the Buyer with the full risks and benefits of ownership of the Receivables and Related Rights, and the Originators and the Buyer do not intend the transactions hereunder to be, or for any reason to be characterized as, loans from the Buyer to any Originator;
WHEREAS, the Buyer intends to pledge the Receivables and the Related Rights to the Administrative Agent (for the ratable benefit of the Lenders) pursuant to the Receivables Financing Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
AGREEMENT TO PURCHASE AND SELL
SECTION 1.1 Agreement To Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell to the Buyer, and the Buyer agrees to purchase from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date (as defined in Section 1.4), all of such Originator’s right, title and interest in and to:
(a)    each Receivable (other than Contributed Receivables as defined in Section 3.1(a)) of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on the Cut-Off Date (as defined below);
(b)    each Receivable (other than Contributed Receivables) generated by such Originator from and including the Cut-Off Date to but excluding the Purchase and Sale Termination Date;
(c)    all of such Originator’s right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto;
(d)    all other Security Interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable;
(e)    all rights, interests and claims under the related Contracts and all guaranties, letters of credit, insurance, Agency Letters and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;
(f)    all Records related to such Receivable;

(g)    all of such Originator’s right, title and interest in each Collection Account Lock-Box and each Collection Account; and
(h)    all Collections and other proceeds (as defined in the UCC) of any of the foregoing that are or were received by such Originator on or after the Cut-Off Date, including, without limitation, all funds which either are received by such Originator, the Buyer or the Master Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that such Originator, the Buyer or the Master Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of Returned Goods or other collateral of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables).
All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originators set forth in this Agreement. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed. The property, proceeds and rights described in clauses (c) through (h) above, including with respect to any Contributed Receivable, are herein referred to as the “Related Rights”, and the Buyer’s foregoing commitment to purchase Receivables and Related Rights is herein called the “Purchase Facility.”
As used herein, “Cut-Off Date” means (a) with respect to each Originator party hereto on the date hereof, October 31, 2025, and (b) with respect to any Originator that first becomes a party hereto after the date hereof, the calendar day prior to the date on which such Originator becomes a party hereto or such other date as the Buyer and such Originator agree to in writing.
SECTION 1.2 Timing of Purchases.
(a)    Closing Date Purchases. Effective on and as of the Closing Date, each Originator hereby sells to the Buyer, and the Buyer hereby purchases, all of such Originator’s right, title and interest in, to and under (i) each Receivable (other than Contributed Receivables) that existed and was owing to such Originator on the Cut-Off Date, (ii) each Receivable (other than Contributed Receivables) generated by such Originator from and including the Cut-Off Date, to and including the Closing Date, and (iii) all Related Rights with respect thereto.
(b)    Subsequent Purchases. After the Closing Date (or with respect to any Originator (if any) that first becomes a party hereto after the date hereof, the date such Originator becomes a party hereto), until the Purchase and Sale Termination Date, each Receivable and the Related Rights generated by each Originator shall be, and shall be deemed to have been, sold or contributed, as applicable, by such Originator to the Buyer immediately (and without further action) upon the creation of such Receivable.

SECTION 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Originators and to reflect all capital contributions in accordance with Article III.
SECTION 1.4 Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” shall be the earlier to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2(a) or 8.2(b) and (b) the Final Payout Date.
SECTION 1.5 Intention of the Parties. It is the express intent of each Originator and the Buyer that each conveyance by such Originator to the Buyer pursuant to this Agreement of the Receivables, including without limitation, all Receivables, if any, constituting general intangibles (as defined in the UCC), and all Related Rights be construed as a valid and perfected sale (or contribution) and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Buyer (rather than the grant of a lien to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Buyer be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator. Notwithstanding the foregoing and as a precautionary matter, (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC and (ii) each Originator shall grant and be deemed to have granted to the Buyer as of the date of this Agreement, and such Originator hereby grants to the Buyer a security interest in, to and under all of such Originator’s right, title and interest in and to: (A) the Receivables and the Related Rights now existing and hereafter created by such Originator transferred or purported to be transferred hereunder, (B) all monies due or to become due and all proceeds and other amounts received with respect thereto and (C) all books and records of such Originator to the extent related to any of the foregoing.
ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE
SECTION 2.1 Purchase Report. On the Closing Date and on each date when a Monthly Report is due to be delivered under the Receivables Financing Agreement (each such date, a “Monthly Purchase Report Date”), the Master Servicer shall deliver to the Buyer and each Originator a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:
(a)    Receivables purchased by the Buyer from each Originator, or contributed to the capital of the Buyer by the Contributing Originator, on the Closing Date (in the case of the Purchase Report to be delivered on the Closing Date);
(b)    Receivables purchased by the Buyer from each Originator, or contributed to the capital of the Buyer by the Contributing Originator, during the calendar month immediately preceding such Monthly Purchase Report Date (in the case of each subsequent Purchase Report); and
(c)    the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3(a) and (b).

SECTION 2.2 Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator on any Payment Date in accordance with the terms of Article III for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.
FMVD	=
Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one, divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, times (B) a fraction, the numerator of which is the Days Sales Outstanding (calculated as of the last day of the calendar month immediately preceding such Payment Date) and the denominator of which is 365 or 366, as applicable.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business.
“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrative Agent in its sole discretion.
ARTICLE III
CONTRIBUTIONS AND PAYMENT OF PURCHASE PRICE
SECTION 3.1 Initial Contribution of Receivables and Initial Purchase Price Payment.
(a)    On the Closing Date, the Contributing Originator shall, and hereby does, contribute to the capital of the Buyer Receivables and Related Rights consisting of each Receivable of the Contributing Originator that exists and is owing to the Contributing Originator on the Closing Date beginning with the oldest of such Receivables and continuing chronologically thereafter such that the equity (taking into account any cash contributions made on or prior to the Closing Date) held by the Contributing Originator in the Buyer, after giving effect to such contribution of Receivables (the value of which shall be determined based on the Purchase Price definition), shall be at least equal to the Required Capital Amount. Each Receivable contributed by the Contributing Originator to the capital of the Buyer pursuant to this Section 3.1(a) and Section 3.2 below is herein referred to as a “Contributed Receivable”.

(b)    On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date (i) to the extent the Buyer has cash available therefor, partially in cash (in an amount to be agreed between the Buyer and such Originator and set forth in the initial Purchase Report) and (ii) the remainder by issuing a promissory note in the form of Exhibit B to such Originator (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Subordinated Note”) with an initial principal amount equal to the remaining Purchase Price payable to such Originator not paid in cash; provided, however, that to the extent the Buyer does not have cash available therefore and the issuance of, or increase in outstanding principal under, a Subordinated Note would exceed the maximum increase in the principal balance of the applicable Subordinated Note that could be made without rendering the Buyer’s Net Worth less than the Required Capital Amount, the remaining amount of the Purchase Price required to be paid to the Contributing Originator may be paid in the form of a capital contribution by the Contributing Originator to the Buyer in an amount equal to such remaining unpaid portion of such Purchase Price. Each Originator acknowledges that it has received a copy of the Subordinated Note and so long as it is a Holder, agrees to be bound by, and to comply with, all the terms of the Subordinated Note, including, without limitation, the Subordination Provisions.
SECTION 3.2 Subsequent Purchase Price Payments. On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay the Purchase Price to each Originator for the Receivables and the Related Rights generated by such Originator on such Payment Date:
(a)    First, in cash to each Originator to the extent the Buyer has cash available therefor (and such payment is not prohibited under the Receivables Financing Agreement);
(b)    Second, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the applicable Subordinated Note shall be automatically increased by an amount equal to the lesser of (x) such remaining unpaid portion of such Purchase Price and (y) the maximum increase in the principal balance of the applicable Subordinated Note that could be made without rendering the Buyer’s Net Worth less than the Required Capital Amount; and
(c)    Third, solely in the case of the Contributing Originator, to the extent any portion of the Purchase Price remains unpaid, by accepting a contribution of such Receivable and the Related Rights as an increase to its capital in an amount equal to such remaining unpaid portion of such Purchase Price.
“Net Worth” has the meaning set forth in the definition of “Borrower’s Net Worth” contained in the Receivables Financing Agreement.
All amounts paid by the Buyer to any Originator shall be allocated first to the payment of any Purchase Price then due and unpaid, second to the payment of accrued and unpaid interest on the Subordinated Note of such Originator and third to the repayment of the principal outstanding on the Subordinated Note of such Originator to the extent of such outstanding principal thereof as of the date of such payment before such amounts may be allocated for any other purpose. The Master Servicer shall make all appropriate record keeping entries with respect to each of the Subordinated Notes to reflect the foregoing payments and payments and reductions made pursuant to Section 3.3, and the Master Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each of the Subordinated Notes at any time. Each Originator hereby irrevocably authorizes the Master Servicer to mark the Subordinated Notes “CANCELED” and to return such Subordinated Notes to the Buyer upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.
If, on any Business Day, the Buyer is unable to pay the Purchase Price for Receivables and Related Rights pursuant to this Section 3.2, then the Originators shall on such Business Day provide written notice thereof to the Administrative Agent.
SECTION 3.3 Settlement as to Specific Receivables and Dilution.
(a)    If, (i) on the day of purchase of any Receivable from any Originator hereunder, any of the representations or warranties set forth in Sections 5.5, 5.12, 5.13, 5.21, 5.23, 5.24, 5.27 or 5.28 are not true with respect to such Receivable or (ii) on any subsequent day, as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy, insolvency, financial inability to pay or other credit related reasons with respect to the relevant Obligor) of such Originator, any of such representations or warranties set forth in Sections 5.5, 5.12, 5.13, 5.21, 5.23, 5.24, 5.27 or 5.28 is no longer true with respect to such Receivable, then the Purchase Price for such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Originator as provided in clause (c) below; provided, that if the Buyer thereafter receives payment on account of the Outstanding Balance of such Receivable, the Buyer promptly shall deliver such funds to such Originator.
(b)    If, on any day, the Outstanding Balance of any Receivable purchased or contributed hereunder is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Buyer, any Originator, the Master Servicer or any Affiliate of the Master Servicer, or any setoff, counterclaim or dispute between the Buyer or any Affiliate of the Buyer, an Originator or any Affiliate of an Originator, or the Master Servicer or any Affiliate of the Master Servicer, and an Obligor, then the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction and shall be accounted to such Originator as provided in clause (c) below.
(c)    Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables prior to the Settlement Date immediately following any such reduction in the Purchase Price of any Receivable) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i)    to the extent of any outstanding principal balance under the Subordinated Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Subordinated Note payable to such Originator; and
(ii)    after making any deduction pursuant to clause (i) above, shall be paid in cash to the Buyer by such Originator on such Settlement Date subject to the following proviso;
provided, further, that at any time (x) when an Event of Termination or an Unmatured Event of Termination exists under the Receivables Financing Agreement, (y) a Borrowing Base Deficit exists under the Receivables Financing Agreement or (z) when the Purchase and Sale Termination Date or the Termination Date has occurred, the amount of any such credit shall be paid by such Originator to the Buyer in cash by deposit of immediately available funds into a Collection Account for application by the Master Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.
ARTICLE IV
CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS
SECTION 4.1 Conditions Precedent to Initial Purchase. The initial purchase hereunder is subject to the condition precedent that the Buyer and the Administrative Agent (as the Buyer’s assignee) shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee):
(a)    a copy of the resolutions or unanimous written consent of the board of directors or other governing body of each Originator, approving this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;
(b)    good standing certificates for each Originator issued as of a recent date acceptable to the Buyer and the Administrative Agent (as the Buyer’s assignee) by the Secretary of State (or similar official) of the jurisdiction of such Originator’s organization or formation and each other jurisdiction where such Originator is required to be qualified to transact business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;
(c)    a certificate of the Secretary or Assistant Secretary of each Originator, certifying the names and true signatures of the officers authorized on such Person’s behalf to sign this Agreement and the other Transaction Documents to be executed and delivered by it (on which certificate the Master Servicer, the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender may conclusively rely until such time as the Master Servicer, the Buyer and the Administrative Agent (as the Buyer’s assignee) shall receive from such Person a revised certificate meeting the requirements of this clause (c));
(d)    the certificate or articles of incorporation or other organizational document of each Originator (including all amendments and modifications thereto) duly certified by the Secretary of State (or similar official) of the jurisdiction of such Originator’s organization as of a recent date, together with a copy of the by-laws or other governing documents of such Originator (including all amendments and modifications thereto), as applicable, each duly certified by the Secretary or an Assistant Secretary of such Originator;
(e)    proper financing statements (Form UCC-1) that have been duly authorized and name each Originator as the debtor/seller and the Buyer as the buyer/assignor (and the Administrative Agent, for the benefit of the Lenders, as secured party/assignee) of the Receivables generated by such Originator as may be necessary or, in the Buyer’s or the Administrative Agent’s reasonable opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Buyer’s ownership or security interest in such Receivables and the Related Rights in which an ownership or security interest has been assigned to it hereunder;
(f)    a written search report from a Person satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) listing all effective financing statements that name the Originators as debtors or sellers and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated, as the case may be, prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold to the Buyer hereunder), and tax and judgment lien search reports from a Person satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) showing no evidence of such liens filed against any Originator;
(g)    favorable opinions of counsel to the Originators, in form and substance satisfactory to the Buyer and the Administrative Agent;
(h)    a copy of a Subordinated Note in favor of each Originator, duly executed by the Buyer; and
(i)    evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered by it in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Buyer’s and the Administrative Agent’s (as the Buyer’s assignee) satisfaction.
SECTION 4.2 Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase or contribution of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties of such Originator contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date).

SECTION 4.3 Additional Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Buyer, the Administrative Agent and each Lender (which consents may be granted or withheld in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Administrative Agent and each Lender on or before the date of such addition:
(a)    the Master Servicer shall have given the Buyer, the Administrative Agent and each Lender at least thirty (30) days’ prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as the Buyer, the Administrative Agent or any Lender may reasonably request;
(b)    such proposed additional Originator shall have executed and delivered to the Buyer and the Administrative Agent an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);
(c)    such proposed additional Originator shall have delivered to the Buyer and the Administrative Agent (as the Buyer’s assignee) each of the documents with respect to such Originator described in Section 4.1, in each case in form and substance satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee);
(d)    no Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event shall have occurred and be continuing; and
(e)    no Event of Termination or Unmatured Event of Termination shall have occurred and be continuing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS
In order to induce the Buyer to enter into this Agreement and to make purchases hereunder, each Originator (and solely with respect to Section 5.22, the Buyer) hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivables sold by it hereunder that is contained in the Receivables Financing Agreement is true and correct, and hereby makes the representations and warranties set forth in this Article V:
SECTION 5.1 Due Organization and Qualification.
(a)    Such Originator (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) has the power and authority under its organizational documents and under the laws of the jurisdiction of its organization or formation to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted and (iii) is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)    Such Originator has all requisite Operating Agreements and Licenses to own and operate its properties and to carry on its businesses as now conducted and as proposed to be conducted (it being recognized that certain Stations may, from time to time, operate pursuant to Special Temporary Authority granted by the FCC or may have pending FCC License renewal applications and, as a result, may be operating under such FCC Licenses pursuant to provisions of the Communications Laws that keep such FCC Licenses in effect until the FCC has taken final action on such renewal applications). Each material Operating Agreement and License was duly and validly issued pursuant to procedures which comply in all material respects with all requirements of Applicable Law. As of the Closing Date and at all times thereafter, such Originator has the right to use all material Licenses required in the ordinary course of business for all Stations and any Permitted Business, and each such License is in full force and effect (it being recognized that certain Stations may, from time to time, operate pursuant to Special Temporary Authority granted by the FCC or may have pending FCC License renewal applications and, as a result, may be operating under such FCC Licenses pursuant to provisions of the Communications Laws that keep such FCC License in effect until the FCC has taken final action on such renewal applications). Such Originator has taken all material actions and performed all of its material obligations that are necessary to maintain all material Licenses without adverse modification or impairment. No event has occurred which (1) has resulted in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of or any order of forfeiture with respect to, any material License or (2) materially and adversely affects or could reasonably be expected in the future to materially and adversely affect the rights of such Originator thereunder. Each FCC License is held by a wholly-owned Subsidiary of the Parent and in accordance with Applicable Law. None of the FCC Licenses requires that any present stockholder, director, officer or employee of such Originator remain a stockholder or employee of such Person, or that any transfer of control of such Person must be approved by any public or governmental body other than the FCC.
(c)    Excluding any customary applications filed with the FCC seeking the renewal of a FCC License for so long as no Person has filed with the FCC a Petition to Deny such application, no Sinclair Party is a party to or has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceedings (other than proceedings relating to the radio or television industries generally) which could in any manner materially threaten or adversely affect the validity or continued effectiveness of the material Licenses of any such Person. No Sinclair Party has any reason to believe that any material Licenses of any Sinclair Party will not be renewed in the ordinary course. Each Sinclair Party (a) has duly filed in a timely manner all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communication Act or pursuant to FCC Regulations or requests of any regulatory body having jurisdiction over any of its Licenses, (b) has submitted to the FCC on a timely basis all required equal employment opportunity reports, and (c) is in compliance with the Communications Laws, including all FCC Regulations relating to the broadcast of television signals, all FCC Regulations concerning the limits on the duration of advertising in children’s programming and the record keeping obligations relating to such advertising, the Children’s Television Act and all FCC Regulations promulgated thereunder and all equal employment opportunity-related FCC Regulations, except where the failure to timely file or submit or to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Sinclair Parties maintain appropriate public files for the Stations in a manner that complies in all material respects with all FCC Regulations.
SECTION 5.2 Power and Authority; Due Authorization. Such Originator (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) sell, assign, transfer and convey (and, with respect to the Contributing Originator, contribute) the Receivables and the Related Rights to the Buyer on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by such Originator by all necessary action.
SECTION 5.3 No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which such Originator is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by such Originator will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents, (ii) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under any Operating Agreement, or any indenture, sale agreement, credit agreement (including the Sinclair Credit Agreement), loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which such Originator is a party or by which it or any of its property is bound, which in each case could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) result in the creation or imposition of any Adverse Claim (other than any Permitted Adverse Claim) upon any of the Receivables or Related Rights pursuant to the terms of any such indenture, credit agreement (including the Sinclair Credit Agreement), loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iv) conflict with or violate any Communications Law or any other material Applicable Law respecting such Originator or any other Sinclair Party.
SECTION 5.4 Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Originator in connection with the sale, transfer, assignment and conveyance (and, with respect to the Contributing Originator, contribution) of the Receivables and the Related Rights to the Buyer hereunder or the due execution, delivery and performance by such Originator of this Agreement or any other Transaction Document to which it is a party and the consummation by such Originator of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.
SECTION 5.5 Valid Sale. Each sale of Receivables and the Related Rights made by such Originator pursuant to this Agreement shall constitute a valid sale (or, with respect to the Contributing Originator, contribution), transfer and assignment of Receivables and Related

Rights to the Buyer, enforceable against creditors of, and purchasers from, such Originator, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
SECTION 5.6 Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by such Originator and constitutes legal, valid and binding obligations of such Originator, enforceable against such Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
SECTION 5.7 Accuracy of Information. All schedules, certificates, reports, statements, documents and other information furnished to the Buyer, the Administrative Agent or any other Credit Party by or on behalf of such Originator pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, taken as a whole, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Buyer, the Administrative Agent or such other Credit Party, and, when taken as a whole, does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Originator to be reasonable and attainable at the time made, it being recognized by the Buyer that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may materially differ from the projected results.
SECTION 5.8 Litigation and Other Proceedings. Except as set forth on Schedule V, (i) there is no action, suit, proceeding or investigation pending, or to such Originator’s knowledge, overtly threatened, against such Originator before any Governmental Authority and (ii) such Originator is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserting the invalidity of this Agreement or any of the other Transaction Documents; (B) seeking to prevent the sale, transfer, assignment and conveyance (and, with respect to the Contributing Originator, contribution) of any Receivable or Related Right by such Originator to the Buyer, the ownership or acquisition by the Buyer of any Receivables or Related Right or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by such Originator of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

SECTION 5.9 No Material Adverse Effect. Since December 31, 2024, no event has occurred that could reasonably be expected to have a Material Adverse Effect.
SECTION 5.10 Names and Location. Except as described in Schedule III, such Originator has not used any corporate names, trade names or assumed names since the date occurring five calendar years prior to the Closing Date other than its name set forth on the signature pages hereto. Such Originator is “located” (as such term is defined in the applicable UCC) in the jurisdiction specified in Schedule I and since the date occurring five calendar years prior to the Closing Date, has not been “located” (as such term is defined in the applicable UCC) in any other jurisdiction (except as specified in Schedule I). The office(s) where such Originator keeps its records concerning the Receivables is at the address(es) set forth on Schedule II.
SECTION 5.11 Margin Regulations. Such Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).
SECTION 5.12 Eligible Receivables. Each Receivable sold, transferred, contributed or assigned hereunder is an Eligible Receivable on the date of sale, transfer, contribution or assignment, unless otherwise specified in the first Monthly Report that includes such Receivable.
SECTION 5.13 Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable sold by it hereunder and the related Contracts.
SECTION 5.14 Investment Company Act. Such Originator is not an “investment company” registered or required to be registered under the Investment Company Act.
SECTION 5.15 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)    None of (i) such Originator, any Subsidiary or, to the knowledge of such Originator or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of such Originator, any agent of such Originator or any Subsidiary that will act in any capacity in connection with or benefit from the Transaction Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons; or (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or Anti-Money Laundering Laws.
(b)    Each Originator and its respective Subsidiaries have implemented and maintain in effect policies and procedures designed to promote compliance by such Originator and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(c)    Each Originator and its Subsidiaries, and to the knowledge of such Originator, each director, officer, employee, agent and Affiliate of such Originator and each such Subsidiary, is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(d)    No proceeds of any Purchase Price have been used, directly or indirectly, by such Originator, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.01(x) of the Receivables Financing Agreement.
(e)    Neither such Originator nor any of its Subsidiaries (i) is a “covered foreign person” as that term is used in the Outbound Investment Rules or (ii) currently engages, or has any present intention to engage in the future, directly or indirectly, in (A) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Originator were a United States Person or (C) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under the Receivables Financing Agreement.
SECTION 5.16 Financial Condition.
(a)    The audited consolidated balance sheets of the Parent and its consolidated Subsidiaries as of December 31, 2024 and the related statements of income and shareholders’ equity of the Parent and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished or made available to the Administrative Agent and the Lenders, present fairly in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.
(b)    On the date hereof, and on the date of each purchase hereunder (both before and after giving effect to such purchase), such Originator is, and will be on such date, Solvent and no Insolvency Proceeding with respect to such Originator is, or will be on such date, pending or, to its knowledge, threatened.
SECTION 5.17 Taxes. Such Originator has (i) timely filed all material income and other Tax returns (federal, state and local) required to be filed by it (taking into account extensions) and (ii) paid, or caused to be paid, all material income and other Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
SECTION 5.18 ERISA.
(a)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.
(b)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) no Plan has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (iii) neither any Sinclair Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither any Sinclair Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (v) neither any Sinclair Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be subject to Section 4069 or 4212(c) of ERISA.
SECTION 5.19 Plan Assets. None of the Sinclair Parties or Subsidiaries is an entity deemed to hold “plan assets” within the meaning of the Plan Asset Regulations.
SECTION 5.20 Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.
SECTION 5.21 No Fraudulent Conveyance. No sale or contribution hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.
SECTION 5.22 Ordinary Course of Business. Each of the Originators and the Buyer represents and warrants as to itself that each remittance of Collections by or on behalf of such Originator to the Buyer under this Agreement will have been (i) in payment of an obligation incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and the Buyer.
SECTION 5.23 Perfection Representations.
(a)    Immediately preceding its sale or contribution of each Receivable hereunder, such Originator was the owner of such Receivable sold or contributed or purported to be sold or contributed, as the case may be, free and clear of any Adverse Claims (other than Permitted Adverse Claims), and each such sale or contribution hereunder constitutes a valid sale or contribution, transfer and assignment of all of such Originator’s right, title and interest in, to and under the Receivables sold or contributed by it, free and clear of any Adverse Claims (other than Permitted Adverse Claims).
(b)    On or before the date hereof and before the generation by such Originator of any new Receivable to be sold, contributed or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Buyer’s ownership interest in Receivables to be sold or otherwise conveyed hereunder against all creditors of and purchasers from such Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(c)    Upon the creation of each new Receivable and Related Rights sold, contributed or otherwise conveyed or purported to be conveyed hereunder on the Closing Date and from time to time for then existing Receivables and Related Rights, the Buyer shall have a valid and perfected first priority ownership interest in each Receivable sold to it hereunder, free and clear of any Adverse Claim (other than Permitted Adverse Claims).
SECTION 5.24 Additional Perfection Representations.
(a)    This Agreement creates a valid and continuing ownership interest in the Originator’s right, title and interest in, to and under the Receivables and Related Rights which (A) ownership interest has been perfected and is enforceable against creditors of and purchasers from such Originator and (B) will be free of all Adverse Claims (other than Permitted Adverse Claims).
(b)    The Receivables constitute “accounts” or “payment intangibles” within the meaning of Section 9-102 of the UCC.
(c)    Prior to their sale or contribution to Buyer pursuant to this Agreement, such Originator owned and had good and marketable title to the Receivables and Related Rights free and clear of any Adverse Claim (other than Permitted Adverse Claims) of any Person.
(d)    All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Rights from each Originator to the Buyer pursuant to this Agreement.
(e)    Other than the ownership or security interest granted to the Buyer pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in (other than those released on the Closing Date), or otherwise conveyed any of the Receivables or Related Rights except as permitted by this Agreement and the other Transaction Documents. Such Originator has not authorized the filing of and is not aware of any financing statements filed against such Originator that include a description of collateral covering the Receivables and Related Rights other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated or amended to reflect the release of any security interest in the Receivables and Related Rights. Such Originator is not aware of any judgment lien, ERISA lien or tax lien filings against such Originator.
(f)    Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 5.24 shall be continuing and remain in full force and effect until the Final Payout Date.
SECTION 5.25 Reliance on Separate Legal Identity. Such Originator acknowledges that each of the Lenders and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from such Originator.

SECTION 5.26 Opinions. The facts regarding such Originator, the Receivables sold or contributed by it hereunder, the Related Security and the related matters set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
SECTION 5.27 Enforceability of Contracts. Each Contract with respect to each Receivable sold or contributed by such Originator hereunder is effective to create, and has created, a valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
SECTION 5.28 Nature of Pool Receivables. All Pool Receivables: (i) were originated by such Originator in the ordinary course of its business, (ii) were sold to Buyer for fair consideration and reasonably equivalent value and (iii) represent all, or a portion of the purchase price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act. The purchase of Pool Receivables with the proceeds of Loans made under the Receivables Financing Agreement would constitute a “current transaction” for purposes of Section 3(a)(3) of the Securities Act.
SECTION 5.29 Compliance with Laws. Such Originator has (i) complied with all Applicable Laws, the non-compliance with which could reasonably be expected to have a Material Adverse Effect and (ii) complied in all material respects with all Applicable Laws in connection with the sale, transfer, assignment and conveyance (and, with respect to the Contributing Originator, contribution) of the Receivables and the Related Rights to the Buyer.
SECTION 5.30 Servicing Programs. No license or approval is required for the Master Servicer’s or Buyer’s use of any software or other computer program used by such Originator in the servicing of the Receivables, other than (i) those which have been obtained and are in full force and effect and (ii) those for which the failure to obtain could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.31 The Lock-Boxes and Originator Accounts.
(a)    Nature of Originator Accounts. Each Originator Account constitutes a “deposit account” within the meaning of the applicable UCC.
(b)    Ownership. Each Originator Account Lock-Box and Originator Account is in the name of an Originator, and the Originators own and have good and marketable title to the Originator Accounts free and clear of any Adverse Claim (other than Permitted Adverse Claims).
(c)    Arrangement. No Sinclair Party has established any lock-box, lock-box account or other deposit account for the receipt of Collections other than the Originator Account Lock-Boxes, the Originator Accounts, the Collection Account Lock-Boxes and the Collection Accounts. Each Collection Account Lock-Box is linked to a Collection Account. Each

Originator Account Lock-Box (of which there are none as of the Closing Date) is linked to an Originator Account.
SECTION 5.32 Buyer Tax Status. The Buyer (i) is, and has been at all times since formation, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a U.S. Person and (ii) is not an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Buyer is not subject to any Tax in any jurisdiction outside the United States. The Buyer is not subject to any material amount of Taxes imposed by a state or local taxing authority.
SECTION 5.33 Sinclair Credit Agreement. The facility established by this Agreement and the other Transaction Documents constitutes a “Permitted Receivables Financing” and the Buyer constitutes a “Receivables Subsidiary”, in each case as defined in the Sinclair Credit Agreement.
SECTION 5.34 No Purchase and Sale Termination Event, Unmatured Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination. No Purchase and Sale Termination Event, Unmatured Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing.
SECTION 5.35 Other Transaction Documents. Each representation and warranty made by such Originator under any other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.
SECTION 5.36 Subordinated Notes. Each of the Subordinated Notes are owned directly by an Originator, free and clear of any Adverse Claim (other than (i) Permitted Adverse Claims and (ii) any Adverse Claim in favor of any secured party under any Sinclair Debt but only so long as such secured party is not foreclosing on or otherwise challenging the enforceability of any Subordinated Note or any provision thereof).
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Article shall be continuing and remain in full force and effect until the Final Payout Date.
ARTICLE VI
COVENANTS OF THE ORIGINATORS
SECTION 6.1 Covenants. At all times from the Closing Date until the Final Payout Date, each Originator will, unless the Administrative Agent and the Buyer shall otherwise consent in writing, perform the following covenants:
(a)    Financial Reporting. Each Originator will maintain a system of accounting established and administered in accordance with GAAP, and each Originator shall furnish to the Buyer, the Administrative Agent and each Lender such information as the Buyer, the Administrative Agent or any Lender may from time to time reasonably request relating to such system to the extent related to the Receivables and the Related Rights.

(b)    Notices. Such Originator will notify the Buyer, Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than fifteen (15) days after ) a Responsible Officer of such Originator or any Sinclair Party learns of the occurrence thereof (and continuation, if applicable), with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
(i)    Notice of Purchase and Sale Termination Events, Unmatured Purchase and Sale Termination Events, Events of Termination or Unmatured Events of Termination. Upon the occurrence and continuation of any Purchase and Sale Termination Event (as defined in Section 8.1), Unmatured Purchase and Sale Termination Event (as defined in Section 8.1), Event of Termination or Unmatured Event of Termination , which shall include a statement of Responsible Officer of such Originator setting forth the details thereof and the action which such Originator proposes to take with respect thereto.
(ii)    Representations and Warranties. The failure of any representation or warranty made or deemed made by such Originator under this Agreement or any other Transaction Document to be true and correct in any material respect when made.
(iii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.
(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than a Permitted Adverse Claim) upon Receivables or Related Rights or any portion thereof, (B) any Person other than an Originator, the Buyer, the Master Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Collection Account Lock-Box) or Originator Account (or related Originator Account Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Master Servicer or the Administrative Agent.
(v)    Name Changes. At least thirty (30) days (or such shorter time period as the Administrative Agent may agree in writing in its sole discretion) before any change in such Originator’s name, jurisdiction of organization or any other change requiring the amendment of financing statements or other documents filed pursuant to the UCC.
(vi)    Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any Sinclair Party, (B) any accounting policy of the Buyer, or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)    ERISA Event. The occurrence of an ERISA Event that could reasonably be expected to result in a Material Adverse Effect.
(viii)    Material Adverse Change. The occurrence of any material adverse change in the business, operations, property or financial condition of (i) the Master Servicer, the Performance Guarantor or any Originator, taken as a whole, other than changes in the ordinary course of business which have not had and would not reasonably be expected to have a Material Adverse Effect and other than changes in the industry in which the Performance Guarantor or any of its Subsidiaries operate which would not reasonably be expected to have a Material Adverse Effect or (ii) the Buyer.
(ix)    Licenses. (i) Any forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any material License held by such Originator or any other Sinclair Party, or any notice of default or forfeiture with respect to any such License, (ii) any complaint or other matter filed with or communicated to the FCC or other Governmental Authority of which any Sinclair Party has knowledge which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (iii) any lapse, termination or relinquishment of any material License held by any Sinclair Party, or any refusal by any Governmental Authority or agency (including the FCC) to renew or extend any such License, a certificate specifying the nature of such event, the period of existence thereof, and what action the Sinclair Parties are taking and propose to take with respect thereto.
(c)    Conduct of Business; Preservation of Existence. Each Originator will engage in only Permitted Businesses, and will do all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business in each jurisdiction in which its business is conducted, licenses, patents, trademarks, copyrights and other proprietary rights.
(d)    Compliance with Laws. Each Originator will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(e)    Furnishing of Information and Inspection of Receivables. Each Originator will furnish or cause to be furnished to the Buyer, the Administrative Agent and each Lender from time to time such information with respect to the Pool Receivables and the Related Rights as the Buyer, the Administrative Agent or any Lender may reasonably request; provided, that this clause (e) shall not obligate any Originator to deliver Monthly Reports and Weekly Reports (if any) more frequently than as set forth in the Receivables Financing Agreement. Each Originator will, at such Originator’s expense, during regular business hours with reasonable prior written notice, (i) permit the Buyer, the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or the Related Rights, (B) visit the offices and properties of such Originator for the purpose of examining such books and records, and (C) discuss matters relating to the Pool Receivables, the Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at such Originator’s expense, upon prior written notice from the Buyer or the Administrative Agent, permit certified public accountants or other auditors acceptable to the Buyer or the Administrative Agent, as applicable, to conduct a review of its books and records with respect to such Pool Receivables and the Related Rights; provided, that such Originator shall be required to reimburse the Buyer and the Administrative Agent for only one (1) such review pursuant to clause (ii) above and any other similar clause in any Transaction Document in any twelve-month period, unless (x) an Event of Termination has occurred and is continuing or (y) the first such review during such twelve-month period revealed any materially adverse inaccuracies in any Monthly Report or Weekly Report.
(f)    Payments on Receivables, Collection Accounts. Each Originator will, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account, a Collection Account Lock-Box, an Originator Account Lock-Box or an Originator Account. Each Originator (or the Master Servicer on its behalf) will cause all Collections received in any Originator Account to be directly transferred to a Collection Account within five Business Days (or if a Level I Notice Event has occurred and is continuing, three Business Days) following receipt thereof in such Originator Account. Each Originator (or the Master Servicer on its behalf) will, at all times, maintain such books and records necessary (i) to identify Collections received from time to time on Pool Receivables and (ii) to segregate such Collections from property of the Originators. If any payments on the Pool Receivables or other Collections are received by an Originator, the Buyer or the Master Servicer, it shall hold (or cause the Buyer or the Master Servicer to hold) such payments in trust for the benefit of the Buyer (and the Administrative Agent, the Lenders and the other Secured Parties as the Buyer’s assignees) and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Originators shall not permit funds other than (i) Collections on Pool Receivables and the Related Rights, (ii) Political Advertisement Deposit Balances and (iii) Affiliate Collections, to be deposited into any Collection Account. In the event that any funds other than Collections on Pool Receivables and the Related Rights are deposited into any Collection Account, the Originators will cause the Master Servicer to, within two (2) Business Days, transfer such funds out of the Collection Accounts. The Originators shall provide such information with respect to Affiliate Collections and Political Advertisement Deposit Balances deposited into any Collection Account as reasonably requested by the Buyer or the Administrative Agent from time to time. The Originators shall only add (or permit the Master Servicer to add) a Collection Account (or a related Collection Account Lock-Box), a Collection Account Bank, an Originator Account (or a related Originator Account Lock-Box) or an Originator Account Bank to those listed in the Receivables Financing Agreement, if the Administrative Agent has received notice of such addition and an executed and, if applicable, acknowledged copy of a Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Originators shall only terminate (or permit the Master Servicer to terminate) a Collection Account Bank or Originator Account Bank or close a Collection Account (or a related Collection Account Lock-Box) or an Originator Account (or a related Originator Account Lock-Box) with the prior written consent of the Administrative Agent. The Originators shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Buyer.
(g)    Sales, Liens, etc. No Originator will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Related Rights, or assign any right to receive income in respect thereof.
(h)    Extension or Amendment of Pool Receivables. Except as otherwise permitted by the Receivables Financing Agreement, no Originator will, or will permit the Master Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. Each Originator shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(i)    Fundamental Changes.
(a)    No Originator shall, without the prior written consent of the Administrative Agent and the Majority Lenders, permit itself to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, unless in the case of any merger or consolidation (i) any Originator shall be the surviving entity and (A) no Change in Control shall result and (B) no Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result therefrom or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the surviving entity shall execute and deliver to Buyer and the Administrative Agent an agreement in form and substance reasonably satisfactory to the Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of such Originator under this Agreement and each other Transaction Document, (C) no Change in Control shall result, (D) the Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Administrative Agent that its obligations under the Performance Guarantee shall apply to the surviving entity, (E) the Administrative Agent and each Lender receive all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act as it shall request, (F) no Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result therefrom and (G) the Administrative Agent and each Lender received such additional certificates, documents, instruments, lien searches, UCC financing statements, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(b)    No Originator shall, without the prior written consent of the Administrative Agent and the Majority Lenders, make any change in such Originator’s name, identity, corporate structure as a limited liability company or corporation or location of organization or incorporation or make any other change in such Originator’s identity or corporate structure as a limited liability company or corporation that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC, unless (i) such Originator shall continue to be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (ii) no Change in Control shall result, (iii) the Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Administrative Agent that its obligations under the Performance Guarantee shall apply to such Originator, (iv) the Administrative Agent and each Lender receive all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act as it shall request, (v) no Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result therefrom and (vi) the Administrative Agent and each Lender received such additional certificates, documents, instruments, lien searches, UCC financing statements, UCC financing statement amendments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.
(j)    Change in Credit and Collection Policy. No Originator will make, or direct the Master Servicer to make, any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Lenders. Promptly following any change in the Credit and Collection Policy, the Originator will deliver a copy of the updated Credit and Collection Policy and a summary of all changes to the Buyer, the Administrative Agent and each Lender.
(k)    Books and Records. Each Originator will maintain and implement (or cause the Master Servicer to maintain and implement) administrative and operating procedures (including (i) an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof, (ii) procedures to identify and track Political Advertisement Deposit Balances and (iii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables), and keep and maintain (or cause the Master Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the timely and full collection of all Pool Receivables and the identification and reporting of all Excluded Receivables and Political Advertisement Deposit Balances (including records adequate to permit the daily identification of each Pool Receivable, Excluded Receivable and Political Advertisement Deposit Balance and all Collections of and adjustments to each existing Pool Receivable and Excluded Receivable).

(l)    Ownership Interest, Etc. Each Originator shall (and shall cause the Master Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable ownership or security interest in the Pool Receivables, the Related Rights and Collections with respect thereto, free and clear of any Adverse Claim (other than Permitted Adverse Claims), in favor of the Buyer (and the Administrative Agent (on behalf of the Secured Parties), as the Buyer’s assignee), including taking such action to perfect, protect or more fully evidence the interest of the Buyer (and the Administrative Agent (on behalf of the Secured Parties), as the Buyer’s assignee) as the Buyer, the Administrative Agent or any Lender may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, such Originator shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. Such Originator shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize such Originator to file such financing statements and other documents under the UCC without the signature of such Originator, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, such Originator shall not have any authority to file a termination, partial termination, release, partial release, discharge or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(m)    Further Assurances. Each Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Buyer or the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the purchases and contributions made hereunder or under the Receivables Financing Agreement and/or security interest granted pursuant to the Receivables Financing Agreement or any other Transaction Document, or to enable the Buyer or the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies hereunder, under the Receivables Financing Agreement or under any other Transaction Document. Without limiting the foregoing, such Originator hereby authorizes, and will, upon the request of the Buyer or the Administrative Agent, at such Originator’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Buyer or Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.
(n)    Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables in accordance with the Credit and Collection Policies, but in any event no less frequently than as required under the Contract related to such Receivable.

(o)    Receivables Not to Be Evidenced by Promissory Notes or Chattel Paper. Such Originator shall not take any action to cause or permit any Receivable created, acquired or originated by it to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC), unless such Receivable is not specified as an Eligible Receivable in any Monthly Report that includes such Receivable.
(p)    Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Such Originator will, and will cause each of its respective Subsidiaries to, (a) maintain in effect and enforce policies and procedures designed to promote compliance by such Originator, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Buyer, the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Buyer qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Buyer ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (c) promptly upon the reasonable request of the Buyer, the Administrative Agent or any Lender, provide the Buyer, the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
(q)    Legend. Each Originator (or the Master Servicer on its behalf) shall have placed in its books and records a legend that indicates that the Pool Receivables have been sold or pledged in accordance with this Agreement.
(r)    Taxes. Such Originator will (i) timely file (including, without limitation, on or prior to any applicable deadline under any extension) all income and other material Tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all income and other material Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(s)    Federal Assignment of Claims Act; Etc. If requested by the Buyer or the Administrative Agent during the existence of an Event of Termination, such Originator shall prepare and make any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law) with respect to Receivables from Obligors that are Governmental Authorities, that are necessary or desirable in order for the Buyer and the Administrative Agent to enforce such Receivable against any Obligor thereof.
(t)    Commingling. Such Originator will take commercially reasonable actions to ensure that on and after the Closing Date that no funds are deposited into any Collection Account other than Collections on Pool Receivables, Affiliate Collections and Political Advertisement Deposit Balances.
(u)    Buyer’s Tax Status. No Originator shall take or cause any action to be taken that could result (and shall not fail to take any action the omission of which could result) in the Buyer (i) being treated other than as a “disregarded entity” within the meaning of U.S.

Treasury Regulation § 301.7701-3 that is a wholly-owned subsidiary of a U.S. Person for U.S. federal income tax purposes or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.
(v)    Insurance. Such Originator maintain insurance, including, without limitation, business interruption coverage and public liability coverage insurance from responsible companies in such amounts and against such risks to such Originator as is prudent for similarly situated companies engaged in the television broadcast industry or same industry as any other Permitted Business, as applicable.
(w)    Subordinated Notes, Etc. Such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim (other than (i) Permitted Adverse Claims and (ii) any Adverse Claim on any Subordinated Note in favor of any secured party under any Sinclair Debt but only so long as such secured party is not foreclosing on or otherwise challenging the enforceability of any Subordinated Note or any provision thereof) upon (including, without limitation, the filing of any financing statement) or with respect to, any Subordinated Note or any of such Originator’s Capital Stock in the Buyer.
(x)    Other Additional Information. Such Originator will provide to the Administrative Agent and the Lenders such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender.
(y)    Use of Proceeds. No Originator will, and no Originator shall use, and such Originator shall ensure that none of its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any portion of the Purchase Price, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(z)    Commingling. Such Originator will ensure that for each Calculation Period, that the Commingling Ratio for such Calculation Period does not exceed 5.0%.
SECTION 6.2 Separateness Covenants. Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Buyer’s identity as a legal entity separate from such Originator and its Affiliates. Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that:

(a)    such Originator shall not be involved in the day-to-day management of the Buyer;
(b)    such Originator shall maintain separate records and books of account from the Buyer and otherwise will observe corporate formalities and have a separate area from the Buyer for its business (which may be located at the same address as the Buyer, and, to the extent that it and the Buyer have offices in the same location, share the same officers, employees, independent contractors, consultants or agents, jointly does business with vendors or service providers or otherwise share overhead expenses, there shall be a fair and appropriate allocation of such costs between them, and each shall bear its fair share of such costs);
(c)    the financial statements and books and records of such Originator shall be prepared after the date of creation of the Buyer to reflect and shall reflect the separate existence of the Buyer; provided, that the Buyer’s assets and liabilities may be included in a consolidated financial statement issued by an Affiliate of the Buyer; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Buyer’s assets are not available to satisfy the obligations of such Affiliate;
(d)    except as permitted by the Receivables Financing Agreement, (i) such Originator shall maintain its assets (including, without limitation, deposit accounts) separately from the assets (including, without limitation, deposit accounts) of the Buyer and (ii) such Originator’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Buyer;
(e)    such Originator shall not act as an agent for the Buyer (except in the capacity of Servicer or a Sub-Servicer);
(f)    such Originator shall not conduct any of the business of the Buyer in its own name (except in the capacity of Servicer or a Sub-Servicer);
(g)    such Originator shall not pay any liabilities of the Buyer out of its own funds or assets other than certain limited expenses as permitted by the Transaction Documents;
(h)    such Originator shall maintain an arm’s-length relationship with the Buyer;
(i)    such Originator shall not assume or guarantee or become obligated for the debts of the Buyer or hold out its credit as being available to satisfy the obligations of the Buyer;
(j)    such Originator shall not acquire obligations of the Buyer (other than the Subordinated Notes);
(k)    to the extent such Originator and the Buyer have offices in the same location, such Originator shall fairly and appropriately allocate overhead costs between itself, and the Buyer, and the Buyer shall bear its fair share of such expenses;

(l)    such Originator shall identify and hold itself out as a separate and distinct entity from the Buyer;
(m)    such Originator shall correct any known misunderstanding respecting its separate identity from the Buyer;
(n)    such Originator shall not enter into, or be a party to, any transaction with the Buyer, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(o)    such Originator shall not pay the salaries of the Buyer’s employees, if any; and
(p)    to the extent not already covered in paragraphs (a) through (o) above, such Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in Section 8.03 of the Receivables Financing Agreement.
ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES
SECTION 7.1 Rights of the Buyer. Each Originator hereby authorizes the Buyer, the Master Servicer or their respective designees or assignees under this Agreement or the Receivables Financing Agreement (including, without limitation, the Administrative Agent) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, however, the Administrative Agent shall not take any of the foregoing actions unless a Purchase and Sale Termination Event or an Event of Termination has occurred and is continuing.
SECTION 7.2 Responsibilities of the Originators. Anything herein to the contrary notwithstanding:
(a)    Each Originator shall perform its obligations hereunder, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve such Originator from such obligations.
(b)    None of the Buyer, the Master Servicer, the Lenders or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the Master Servicer, the Lenders or the Administrative Agent be obligated to perform any of the obligations of such Originator thereunder.

(c)    Each Originator hereby grants to the Administrative Agent an irrevocable power-of-attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of an Event of Termination to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Buyer (whether or not from such Originator) in connection with any Receivable sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.
SECTION 7.3 Further Action Evidencing Purchases. On or prior to the Closing Date, each Originator shall mark its master data report with a legend, acceptable to the Buyer and the Administrative Agent, evidencing that the Pool Receivables have been transferred in accordance with this Agreement and none of the Originators or Servicer shall change or remove such notation without the consent of the Buyer and the Administrative Agent. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Master Servicer, the Administrative Agent or any Lender may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by or contributed to the Buyer hereunder, or to enable the Buyer to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Buyer, the Administrative Agent or any Lender, such Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.
Each Originator hereby authorizes the Buyer or its designee or assignee (including, without limitation, the Administrative Agent) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Rights sold or otherwise conveyed or purported to be conveyed by it hereunder and now existing or hereafter generated by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Buyer or its designee or assignee (including, without limitation, the Administrative Agent) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Buyer or its designee or assignee (including, without limitation, the Administrative Agent) incurred in connection therewith shall be payable by such Originator.
SECTION 7.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by Applicable Law and unless otherwise instructed by the Master Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (such application to be made starting with the oldest outstanding Receivable or Receivables) before being applied to any other indebtedness of such Obligor.
SECTION 7.5 Performance of Obligations. Each Originator shall (i) perform all of its obligations under the Contracts related to the Receivables generated by such Originator to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Buyer or the Administrative Agent of its rights hereunder or under the Receivables Financing Agreement (as applicable) shall not relieve any Originator from any such obligations and (ii) pay when due any taxes, including, without limitation, any sales taxes payable in connection with the Receivables generated by such Originator and their creation and satisfaction, except to the extent that such taxes are being contested in good faith and appropriate reserves have been maintained in accordance with GAAP.
SECTION 7.6 Originator Account Arrangements. Each Originator hereby acknowledges and agrees that neither the Master Servicer nor such Originator has any right, title or interest in any Collections with respect to any Pool Receivable on deposit in any Originator Account. To the extent that any Originator Account is titled in the name of such Originator for the benefit of the Buyer, such Originator is holding any such Collections on deposit in such Originator Account, solely as Buyer’s agent, in trust for the benefit of the Buyer, the Administrative Agent, the Lenders and the other Secured Parties. To the extent that the Buyer (or following the occurrence of any Event of Termination, the Administrative Agent) instructs such Originator to remit any such Collections on deposit in any such Originator Account, such Originator shall promptly remit such Collections directly to the Administrative Agent in partial satisfaction of the Borrower Obligations and to be applied in accordance with the priority of payments set forth in Section 4.01 of the Receivables Financing Agreement.
ARTICLE VIII
PURCHASE AND SALE TERMINATION EVENTS
SECTION 8.1 Purchase and Sale Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event” (each event which with notice or the passage of time or both would become a Purchase and Sale Termination Event being referred to herein as an “Unmatured Purchase and Sale Termination Event”):
(a)    the Termination Date shall have occurred;
(b)    any Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for three (3) Business Days;
(c)    any representation or warranty made or deemed to be made by any Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, that such circumstance shall not constitute a Purchase and Sale Termination Event if such representation or warranty, or such information or report, is part of a Monthly Report, is corrected promptly (but not later than two (2) Business Days) after the Originator has knowledge or receives notice thereof; provided, further that no breach of a representation or warranty set forth in Sections 5.5, 5.12, 5.13, 5.21, 5.23, 5.24, 5.27 or 5.28 shall constitute a Purchase and Sale Termination Event pursuant to this clause (c) if credit has been given for a reduction of the Purchase Price, the outstanding principal balance of the applicable Subordinated Note has been reduced or the applicable Originator has made a cash payment to the Buyer, in any case, as required pursuant to Section 3.3(c) with respect to such breach;
(d)    any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party and such failure, solely to the extent capable of cure, shall continue for a period of fifteen (15) days following notice or knowledge thereof by a Responsible Officer of any Sinclair Party; or
(e)    any Insolvency Proceeding shall be instituted against any Originator and such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur.
SECTION 8.2 Remedies.
(a)    Optional Termination with Consent. Upon the occurrence and during the continuation of a Purchase and Sale Termination Event, the Buyer (and not the Master Servicer), with the prior written consent of the Administrative Agent shall have the option, by notice to the Originators (with a copy to the Administrative Agent and the Lenders), to declare the Purchase Facility terminated.
(b)    Optional Termination with Notice. Any Originator may, at any time and in its sole discretion with thirty (30) day’s prior written notice to the Buyer and the Administrative Agent (any such notice, a “Voluntary Termination Notice”), terminate the sale and contribution of Receivables and Related Rights by Originators pursuant to this Agreement so long as each of the Voluntary Termination Conditions (as defined below) are satisfied in all respects as of such date of termination; provided, however, that, if any of the Voluntary Termination Conditions are not satisfied in full on or after such date of termination, then such Originator’s election to terminate the sale and contribution of Receivables and Related Rights pursuant to this Agreement shall be null and void and such sales and contributions shall continue hereunder as if such Originator had not elected their termination.
(c)    For purposes of this Agreement, “Voluntary Termination Conditions” means, as of any date of determination, the satisfaction of each of the following conditions:
(i)    the Master Servicer has caused all automatic sweeps and other automatic transfers of funds out of each Collection Account to be terminated;
(ii)    the Master Servicer has returned to the Collection Accounts all Collections on Pool Receivables which the Master Servicer is holding in trust for the benefit of the Buyer and the Secured Parties pursuant to Section 4.01(a) of the Receivables Financing Agreement;
(iii)    the Master Servicer has delivered to the Administrative Agent a Weekly Report concurrently with the delivery of such Voluntary Termination Notice and has continued to deliver an additional Weekly Report each week until the Purchase and Sale Termination Date; and
(iv)    each of the Master Servicer and each Originator covenants and agrees that it will not permit any Collections on Pool Receivables to be withdrawn or otherwise transferred out of any Collection Account on or after the date of delivery of any Voluntary Termination Notice, other than any transfers or withdrawals that are made in accordance with the directions or instructions of the Administrative Agent.
(d)    Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to Section 8.2(a) or 8.2(b), the Buyer (and the Administrative Agent as Buyer’s assignee) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative.
ARTICLE IX
INDEMNIFICATION
SECTION 9.1 Indemnities by the Originators. Without limiting any other rights that the Buyer may have hereunder or under Applicable Law, each Originator and Sinclair, jointly and severally, hereby agrees to indemnify the Buyer, each of its officers, directors, employees, agents, employees and respective assigns, the Administrative Agent and each Lender (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, claims, losses, judgments, liabilities, penalties and related costs and expenses (including Attorney Costs) (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with:
(a)    the breach of any representation or warranty made or deemed made by such Originator (or any employee, officer or agent of such Originator) under or in connection with this Agreement or any of the other Transaction Documents, or any information or report delivered by or on behalf of such Originator pursuant hereto or thereto which shall have been untrue or incorrect when made or deemed made or delivered;
(b)    the transfer by such Originator of any interest in any Pool Receivable or Related Right other than the transfer of any Pool Receivable and Related Security to the Buyer pursuant to this Agreement or the grant of a security interest to the Buyer pursuant to this Agreement;
(c)    the failure by such Originator to comply with the terms of any Transaction Document or with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(d)    the lack of an enforceable ownership interest, or a first priority perfected lien, in the Pool Receivables (and all Related Security) originated by such Originator against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim;
(e)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable or the Related Rights;

(f)    any suit or claim related to the Pool Receivables originated by such Originator (including any products liability or environmental liability claim arising out of or in connection with the property, products or services that are the subject of any Pool Receivable originated by such Originator);
(g)    any dispute, claim, offset or defense (other than discharge in bankruptcy of any Obligor) of any Obligor to the payment of any Pool Receivable (including, without limitation, (x) a defense based on such Pool Receivable or the related Contract or Agency Letter not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms or (y) any dispute between an Advertiser Obligor and the related Agency Obligor as to which Person or Persons are obligated to make payment on a Receivable (whether before or after an Advertiser Obligor remits payment to an Agency Obligor)), or any other claim resulting from (A) the sale of goods or rights (including rights under licenses and copyrights) or the rendering of services related to such Pool Receivable, (B) collection activities with respect to such Pool Receivable, (C) the furnishing or failure to furnish any such goods or services or (D) other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
(h)    any failure of such Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;
(i)    any products liability, environmental or other claim arising out of or in connection with any Receivable or other merchandise, goods or services which are the subject of or related to any Receivable;
(j)    the commingling of Collections of Pool Receivables at any time with other funds (including in any Originator Account);
(k)    the failure by such Originator to provide, or unreasonable delay by such Originator in providing, to any Obligor an invoice or other evidence of indebtedness;
(l)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Pool Receivable or any Related Rights;
(m)    any claim brought by any Person other than a Purchase and Sale Indemnified Party arising from any activity by such Originator or any Affiliate of such Originator in servicing, administering or collecting any Pool Receivable;
(n)    the failure by such Originator to pay when due any transfer, sales, excise or personal property taxes in connection with the Receivables, the origination thereof, or the transfer thereof;
(o)    any set-off exercised by any Originator Account Bank with respect to any Collections on deposit in any Originator Account;

(p)    any product liability claim arising out of or in connection with goods or services that are the subject of any Receivable generated by such Originator;
(q)    the failure of delay to provide any Obligor with an invoice or other evidence of indebtedness;
(r)    any Tax, and related out-of-pocket costs and expenses, including without limitation Attorney Costs in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated by such Originator or any Related Rights connected with any such Receivables;
(s)    any funds that are remitted by or on behalf of any Advertiser Obligor to an Agency Obligor with respect to any Sequential Receivable that are not subsequently remitted by or on behalf of such Agency Obligor to any Originator, the Master Servicer or any Affiliate thereof within one hundred twenty (120) days of such receipt;
(t)    any Adverse Claim with respect to any Originator Account;
(u)    any liability under Section 5.03 or any breach of the representations of Section 7.01(y) or the covenant in Section 8.01(dd) of the Receivables Financing Agreement;
(v)    any action taken by the Administrative Agent as attorney-in-fact for such Originator pursuant to this Agreement or any other Transaction Document; or
(w)    any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Corruption Law, Anti-Money Laundering Laws or Sanctions, incurred in connection with the Transaction Documents;
provided that such indemnity shall not be available to any Purchase and Sale Indemnified Party to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Purchase and Sale Indemnified Party seeking indemnification, (y) constitute recourse with respect to a Pool Receivable solely by reason of the bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor or (z) are Taxes (other than (I) as specifically enumerated above and (II) any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim).
Notwithstanding anything to the contrary in this Agreement, solely for purposes of such Originator’s indemnification obligations in this Article IX, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality shall be deemed to be not so qualified.
If for any reason the foregoing indemnification is unavailable to any Purchase and Sale Indemnified Party or insufficient to hold it harmless, then the Originators, jointly and severally, shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of such Originator and its Affiliates (other than Buyer), on the one hand, and such Purchase and Sale Indemnified Party, on the other hand, in the matters contemplated by this Agreement as well as the relative fault of such Originator and its Affiliates

(other than Buyer) and such Purchase and Sale Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of such Originator under this Section shall be in addition to any liability which such Originator may otherwise have, shall extend upon the same terms and conditions to each Purchase and Sale Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of such Originator and the Purchase and Sale Indemnified Parties. Any indemnification or contribution under this Section shall survive the termination of this Agreement.
ARTICLE X
MISCELLANEOUS
SECTION 10.1 Amendments, etc.
(a)    The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer, the Master Servicer and each Originator, with the prior written consent of the Administrative Agent and the Majority Lenders.
(b)    No failure or delay on the part of the Buyer, the Master Servicer, any Originator, the Administrative Agent or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Buyer, the Master Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer, the Administrative Agent or the Master Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
(c)    The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.
SECTION 10.2 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including electronic mail communication) and shall be delivered or sent by electronic mail, or by overnight mail, to the intended party at the mailing or electronic mail address of such party set forth under its name on Schedule IV hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent or any Lender, at their respective address for notices pursuant to the Receivables Financing Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by electronic mail, when sent, receipt confirmed by telephone or electronic means.
SECTION 10.3 No Waiver; Cumulative Remedies.

(a)    The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, Sinclair and each Originator hereby authorizes the Buyer, the Administrative Agent and each Lender (collectively, the “Set-off Parties”), at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of Sinclair or such Originator to such Set-off Party arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any and all indebtedness at any time owing by, any Set-off Party to or for the credit or the account of Sinclair or such Originator.
(b)    Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice or demand to any Originator or any Holder, and without waiving any of its rights under any of the Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property securing any of the Senior Interests pursuant to, and to the extent set forth in, the Transaction Documents; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests in accordance with the Transaction Documents; (iv) amend, supplement, or otherwise modify any Transaction Document in accordance with the terms thereof; provided, amendments, supplements or modifications of this Agreement are subject to the requirements of Section 10.01 (including, the Originator consent); and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.
(c)    The Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.
SECTION 10.4 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Buyer and each Originator and their respective successors and assigns. No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer, the Administrative Agent and each Lender, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.
SECTION 10.5 Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER

CONFLICTS OF LAW PROVISIONS THEREOF), EXCEPT TO THE EXTENT THAT THE PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
SECTION 10.6 Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, and Sinclair, jointly and severally with each Originator, agrees to pay on demand:
(a)    to the Buyer (and any successor and assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto), including, without limitation, (i) the reasonable and documented Attorney Costs for the Buyer (and any successor and assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder with respect thereto and with respect to advising any such Person as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Buyer (and any successor and assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder incurred in connection with the administration and maintenance of this Agreement or advising any such Person as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document;
(b)    to the Buyer (and any successor and assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable and documented out-of-pocket costs and expenses (including reasonable Attorney Costs), of any such Person incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents; and
(c)    all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.
SECTION 10.7 SUBMISSION TO JURISDICTION.
        (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO

THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(b)    EACH PARTY HERETO (AND THEIR PERMITTED SUCCESSORS AND ASSIGNS) CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SCHEDULE IV. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
SECTION 10.9 Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.
SECTION 10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by electronic means shall be equally effective as delivery of an originally executed counterpart. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Transaction Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Sinclair Parties, electronic images of this Agreement or any other Transaction Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Transaction Documents based solely on the lack of paper original copies of any Transaction Documents, including with respect to any signature pages thereto.
SECTION 10.11 Acknowledgment and Agreement. By execution below, each Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Buyer to the Administrative Agent (for the benefit of the Lenders) pursuant to the Receivables Financing Agreement, and each Originator consents to such assignment. Each of the parties hereto acknowledges and agrees that the Lenders and the Administrative Agent are third-party beneficiaries of the rights of the Buyer arising hereunder and under the other Transaction Documents to which any Originator is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of an Event of Termination under the Receivables Financing Agreement, the Administrative Agent, and not the Buyer, shall have the sole right to exercise all such rights and related remedies.
SECTION 10.12 No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Buyer any Insolvency Proceeding for at least one year and one day following the Final Payout Date. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Buyer shall not, and shall not be obligated to, pay any amount in respect of any Subordinated Note or otherwise to such Originator pursuant to this Agreement unless the Buyer has received funds which may, subject to Section 4.01 of the Receivables Financing Agreement, be used to make such payment. Any amount which the Buyer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Buyer by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.

SECTION 10.13 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 10.14 Joint and Several Liability. Each of the representations, warranties, covenants, obligations, indemnities and other undertakings of any Originator hereunder shall be made jointly and severally, and are joint and several liabilities of each of the Originators hereunder.
SECTION 10.15 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUYER:
SINCLAIR FINANCE SPV, LLC
By: /s/ Chris Ripley
Name: Christopher Ripley
Title: President

MASTER SERVICER:
SINCLAIR TELEVISION GROUP, INC.
By: /s/ Chris Ripley
Name: Christopher Ripley
Title: Chief Executive Officer and President

ORIGINATORS:
SINCLAIR TELEVISION GROUP, INC.
By: /s/ Chris Ripley
Name: Christopher Ripley
Title: Chief Executive Officer and President

    S-1    Receivables Sale Agreement

Schedule I
LIST AND LOCATION OF EACH ORIGINATOR

Originator	Jurisdiction of Incorporation	Chief Executive Office(s)
Sinclair Television Group, Inc.	Maryland	10706 Beaver Dam Road Hunt Valley, MD 21030
    Schedule I-1    Receivables Sale Agreement

Schedule II
LOCATION OF BOOKS AND RECORDS OF ORIGINATORS

Originator	Location of Books and Records
Sinclair Television Group, Inc.	10706 Beaver Dam Road Hunt Valley, MD 21030

    Schedule II-1    Receivables Sale Agreement

Schedule III
PRIOR LEGAL NAMES
Sinclair Television Group, Inc.

None.

TRADE NAMES

Sinclair Television Group, Inc.

None.

    Schedule III-1    Receivables Sale Agreement

Schedule IV

NOTICE ADDRESSES
If to Sinclair Television Group, Inc.:

Sinclair Television Group, Inc.
10706 Beaver Dam Road
Hunt Valley, MD 21030
Attention: Narinder Sahai
Email: nksahai@sbgtv.com

with a copy to:

Justin Bray
Email: JLBray@sbgtv.com

David Gibber
Email: dbgibber@sbgtv.com
If to the Buyer:

c/o Sinclair Television Group, Inc.
10706 Beaver Dam Road
Hunt Valley, MD 21030
Attention: Narinder Sahai
Email: nksahai@sbgtv.com

with a copy to:

Justin Bray
Email: JLBray@sbgtv.com

David Gibber
Email: dbgibber@sbgtv.com
If to the Master Servicer:

Sinclair Television Group, Inc.
10706 Beaver Dam Road
Hunt Valley, MD 21030
Attention: Narinder Sahai
Email: nksahai@sbgtv.com

with a copy to:
    Schedule IV-1    Receivables Sale Agreement

Justin Bray
Email: JLBray@sbgtv.com

David Gibber
Email: dbgibber@sbgtv.com

    Schedule IV-2    Receivables Sale Agreement

Schedule V

ACTIONS/SUITS
None.
    Schedule V-1    Receivables Sale Agreement

Exhibit A
FORM OF PURCHASE REPORT

Originator:	[Name of Originator]

Buyer:	Sinclair Finance SPV, LLC

Payment Date:	________________ ___, 20___

1.	Outstanding Balance of Receivables [Purchased] [Contributed to the Capital of Buyer] [on the Closing Date][during the preceding calendar month]:

2.	[Fair Market Value Discount:

1/{1 + (Prime Rate x Days Sales Outstanding)}
365

Where:

Prime Rate = __________

Days Sales Outstanding = __________]

3.	Purchase Price (1 x 2) = $ __________

4.	Reductions in the Purchase Price = $ __________

5.	Net Purchase Price (3 – 4) = $ __________
    Exhibit A-1    Receivables Sale Agreement

Exhibit B
FORM OF SUBORDINATED NOTE
SUBORDINATED NOTE
New York, New York
[____], 20[__]
FOR VALUE RECEIVED, the undersigned, SINCLAIR FINANCE SPV, LLC, a Delaware limited liability company (the “Buyer”), promises to pay to [________________], a [______________] (the “Originator”), on the terms and subject to the conditions set forth herein and in the Receivables Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Buyer from the Originator pursuant to such Receivables Sale Agreement, as such unpaid Purchase Price is shown in the records of the Master Servicer.
1.    Receivables Sale Agreement. This Subordinated Note is one of the Subordinated Notes described in, and is subject to the terms and conditions set forth in, that certain Receivables Sale Agreement dated as of November 6, 2025 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Sale Agreement”), among the Buyer, Sinclair Television Group, Inc., as Master Servicer, the Originator, and the other originators from time to time party thereto. Reference is hereby made to the Receivables Sale Agreement for a statement of certain other rights and obligations of the Buyer and the Originator. In the case of any conflict between the terms of this Subordinated Note and the Receivables Sale Agreement, the terms of the Receivables Sale Agreement shall control.
2.    Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Receivables Sale Agreement and in Article I of the Receivables Financing Agreement (as defined in the Receivables Sale Agreement). In addition, as used herein, the following terms have the following meanings:
“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.
“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the later of (a) the Termination Date and (b) the Final Payout Date.
“Junior Liabilities” means all obligations of Buyer under this Subordinated Note.
“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Buyer in its sole discretion.
    Exhibit B-1    Receivables Sale Agreement

“Senior Interest Holders” means, collectively, the Lenders, the Administrative Agent, the Borrower Indemnified Parties, the Master Servicer Indemnified Parties and the Affected Persons.
“Senior Interests” means, collectively, (i) the Aggregate Interest, (ii) the Aggregate Principal, (iii) the fees referred to in Section 2.03 of the Receivables Financing Agreement, (iv) all amounts payable pursuant to Sections 4.01, 4.02, 5.01, 13.01, 13.02 or 14.04 of the Receivables Financing Agreement, (v) all Borrower Obligations, (vi) the security interest granted to the Administrative Agent in the Collateral and (vii) all other obligations of the Buyer and the Master Servicer that are due and payable, to (a) the Lenders, the Administrative Agent and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Borrower Indemnified Party, Master Servicer Indemnified Party or Affected Person arising in connection with the Receivables Financing Agreement or any other Transaction Document, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Buyer or anyone else, to collect such interest.
“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.
3.    Interest. Subject to the Subordination Provisions set forth below, the Buyer promises to pay interest on this Subordinated Note as follows: to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid, the aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the Prime Rate.
4.    Interest Payment Dates. Subject to the Subordination Provisions set forth below, the Buyer shall pay accrued interest on this Subordinated Note on each Monthly Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Monthly Settlement Date at the time of such principal payment.
5.    Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as the case may be.
6.    Principal Payment Dates. Subject to the Subordination Provisions set forth below, payments of the principal amount of this Subordinated Note shall be made as follows:
(a)    The principal amount of this Subordinated Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Receivables Sale Agreement.
        Exhibit B-2    Receivables Sale Agreement

(b)    The entire outstanding principal amount of this Subordinated Note shall be paid on the Final Maturity Date.
(c)    Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Subordinated Note may be prepaid by, and in the sole discretion of the Buyer, on any Business Day without premium or penalty.
7.    Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Receivables Sale Agreement.
8.    [Reserved].
9.    Subordination Provisions. The obligations under this Subordinated Note are expressly subordinated in right of payment to the payment and performance of the Senior Interests, and any payment hereunder is pari passu in right of payment and performance to all other Junior Liabilities, to the extent and in the manner set forth in the following clauses of this paragraph 9 (the “Subordination Provisions”). Buyer covenants and agrees, and the Originator and other assignee, transferee or pledgee of this Subordinated Note (collectively, the Originator and any such other assignee, transferee or pledgee are called the “Holder”), by its acceptance of any sale, assignment, transfer or pledge of this Subordinated Note, shall be deemed conclusively to have agreed for the benefit of the Senior Interest Holders, to the Subordination Provisions and the Originator and each Holder by its acceptance of this Subordinated Note shall be bound by such provisions:
(a)    No payment or other distribution of the Buyer’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Subordinated Note except to the extent such payment or other distribution is (i) permitted under Section 8.01(s) of the Receivables Financing Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Subordinated Note;
(b)    (i) In the event of any dissolution, winding up, liquidation, composition or readjustment of debt, reorganization or other similar event relating to the Buyer, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, appointment of a receiver, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for Buyer or the creditors of Buyer, or any sale of all or substantially all of the assets of the Buyer other than as permitted by the Receivables Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), and (ii) on or after the occurrence of the occurrence of the Purchase and Sale Termination Date or the Termination Date, the Senior Interests shall first be paid and performed in full and in cash before the Holder shall be entitled to receive and to retain any payment or distribution in respect of this Subordinated Note. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this Subordinated Note to which the Holder would be entitled except for this clause (b) shall be made directly to the Administrative Agent (for the
        Exhibit B-3    Receivables Sale Agreement

benefit of the Senior Interest Holders); (ii) the Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount owed under this Subordinated Note (and if the Holder does not timely do so, the Administrative Agent may), and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) the Holder hereby irrevocably agrees that the Administrative Agent (acting on behalf of the Lenders), may in the name of the Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Holder relating to this Subordinated Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;
(c)    All payments and distributions received by the Administrative Agent in respect of this Subordinated Note, to the extent received in or converted into cash, may be applied by the Administrative Agent (for the benefit of the Senior Interest Holders) first, to the payment of any and all expenses (including Attorney Costs) paid or incurred by the Administrative Agent or the Senior Interest Holders in enforcing the Subordination Provisions, or in endeavoring to collect or realize upon the Junior Liabilities, and second, any balance thereof shall, solely as between any Holder and the Senior Interest Holders, be applied by the Administrative Agent (in the order of application set forth in Section 4.01(a) of the Receivables Financing Agreement) toward the payment of the Senior Interests in a manner determined by the Administrative Agent to be in accordance with the Receivables Financing Agreement; but as between the Buyer and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests unless applied to the Senior Interests in accordance with the Receivables Financing Agreement;
(d)    In the event that the Holder receives any payment or other distribution of any kind or character from the Buyer or from any other source whatsoever, in respect of this Subordinated Note, other than as expressly permitted by the terms of this Subordinated Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall immediately be turned over in cash by the Holder to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests have been paid and performed in full in cash. The Holder will mark its books and records so as clearly to indicate that this Subordinated Note is subordinated in accordance with the terms hereof.
(e)    Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Subordinated Note, while any Bankruptcy Proceedings are pending the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. If no Bankruptcy Proceedings are pending, the Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of
        Exhibit B-4    Receivables Sale Agreement

a payment or distribution to the Senior Interest Holders in respect of this Subordinated Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 8.01(s) of the Receivables Financing Agreement;
(f)    The Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in the Subordination Provisions or elsewhere in this Subordinated Note is intended to or shall impair, as between the Buyer, its creditors (other than the Senior Interest Holders) and the Holder, the Buyer’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on this Subordinated Note as and when the same shall become due and payable in accordance with the terms hereof and of the Receivables Sale Agreement or to affect the relative rights of the Holder and creditors of the Buyer (other than the Senior Interest Holders);
(g)    The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Subordinated Note or any rights in respect hereof or (ii) convert this Subordinated Note into an equity interest in the Buyer, unless the Holder shall, in either case, have received the prior written consent of the Administrative Agent;
(h)    The Holder shall not, without the advance written consent of the Administrative Agent and each Lender, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Buyer until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;
(i)    The Holder shall not, without the advance written consent of the Administrative Agent and each Lender, assert that any Person and the Buyer should be substantively consolidated or that the Buyer is not or was not a limited liability company separate and distinct from the Originator or any other Person;
(j)    The Holder shall not, without the advance written consent of the Administrative Agent and each Lender, institute, or cause or require the Originator to institute, any action or suit or exercise, or cause or require the Originator to exercise, any rights or remedies of the Originator upon or with respect to any breach or default by the Buyer or any other Person under any of the Transaction Documents or attempt to prohibit or restrict any sale or other transfer of the Receivables or Related Rights under the Receivables Sale Agreement or to interfere in any manner with the transactions contemplated under the Receivables Sale Agreement or the Receivables Financing Agreement.
(k)    If, at any time, any payment (in whole or in part) made with respect to any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder
        Exhibit B-5    Receivables Sale Agreement

(whether in connection with Bankruptcy Proceedings or otherwise), the Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;
(l)    Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice or demand to the Holder, and without waiving any of its rights under the Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;
(m)    The Holder hereby waives: (i) notice of acceptance of the Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;
(n)    Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of the Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of the Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and
(o)    The Subordination Provisions constitute a continuing offer from the Holder to all Persons who become the holders of, or who continue to hold, Senior Interests; and the Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.
10.    General. No failure or delay on the part of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, restatement, modification or waiver of, or consent with respect
        Exhibit B-6    Receivables Sale Agreement

to, any provision of this Subordinated Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Buyer and the Holder and acknowledged and agreed to by the Administrative Agent and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.
11.    Maximum Interest. Notwithstanding anything in this Subordinated Note to the contrary, the Buyer shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise be payable under this Subordinated Note would exceed the Highest Lawful Rate, or if the holder of this Subordinated Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Buyer under this Subordinated Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Buyer under this Subordinated Note shall be reduced to the amount allowed by Applicable Law, and (ii) any unearned interest paid by the Buyer or any interest paid by the Buyer in excess of the Highest Lawful Rate shall be refunded to the Buyer. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this Subordinated Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to the Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.
12.    Assignment. The Originator may assign, transfer, pledge, hypothecate or otherwise transfer its rights and obligations deriving from this Subordinated Note to any secured party under any Sinclair Debt; provided that such secured party shall be deemed conclusively to have agreed for the benefit of the Senior Interest Holders, to the Subordination Provisions and shall be bound by such provisions. No Holder may sell, assign, transfer, pledge, hypothecate or otherwise transfer its rights and obligations under this Subordinated Note to any Person other than any secured party under any Sinclair Debt.
        Exhibit B-7    Receivables Sale Agreement

13.    Governing Law. THIS SUBORDINATED NOTE, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
14.    Captions. Paragraph captions used in this Subordinated Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Subordinated Note.
        Exhibit B-8    Receivables Sale Agreement

IN WITNESS WHEREOF, the Buyer has caused this Subordinated Note to be executed as of the date first written above.
SINCLAIR FINANCE SPV, LLC
By:_______________________________________
Name:____________________________________
Title:_____________________________________
        Exhibit B-9    Receivables Sale Agreement

Exhibit C
FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT, dated as of ___________, 20[__] (this “Agreement”) is executed by__________, a ______________ organized under the laws of __________ (the “Additional Originator”), with its principal place of business located at __________.

BACKGROUND:
A.    Sinclair Finance SPV, LLC, a Delaware limited liability company (the “Buyer”), Sinclair Television Group, Inc., a Maryland corporation, as initial Master Servicer, and the various entities from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Receivables Sale Agreement, dated as of November 6, 2025 (as amended, restated, supplemented or otherwise modified through the date hereof, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Receivables Sale Agreement”).
B.    The Additional Originator desires to become an Originator pursuant to Section 4.3 of the Receivables Sale Agreement.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:
SECTION 1.    Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Sale Agreement or in the Receivables Financing Agreement (as defined in the Receivables Sale Agreement).
SECTION 2.    Transaction Documents. The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Receivables Sale Agreement and each of the other relevant Transaction Documents. From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 4.3 of the Receivables Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Receivables Sale Agreement and all other Transaction Documents. The Additional Originator hereby acknowledges that it has received copies of the Receivables Sale Agreement and the other Transaction Documents.
SECTION 3.    Representations and Warranties. The Additional Originator hereby makes all of the representations and warranties set forth in Article V (to the extent applicable) of the Receivables Sale Agreement as of the date hereof (unless such representations or warranties relate to an earlier date, in which case as of such earlier date), as if such representations and warranties were fully set forth herein. The Additional Originator hereby represents and warrants that its “location” (as defined in the applicable UCC) is [____________________], and the
    Exhibit C-1    Receivables Sale Agreement

offices where the Additional Originator keeps all of its books and records concerning the Receivables and Related Security is as follows:

SECTION 4.    Miscellaneous. This Agreement, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, but without regard to any other conflicts of law provisions thereof). This Agreement is executed by the Additional Originator for the benefit of the Buyer, and its assigns, and each of the foregoing parties may rely hereon. This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns.
[Signature Pages Follow]

    Exhibit C-2    Receivables Sale Agreement

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date first above written.
[NAME OF ADDITIONAL ORIGINATOR],
a [_______________]

By:_______________________________________
    Name:
    Title:

Consented to:
SINCLAIR FINANCE SPV, LLC
By:
Name:
Title:
Acknowledged by:
WELLS FARGO BANK, N.A.
as Administrative Agent
By:
Name:
Title:
[LENDERS]
By:
Name:
Title:
SINCLAIR TELEVISION GROUP, INC.
By:
Name:
Title:

    Exhibit C-3    Receivables Sale Agreement